UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 12b-25
                                                  SEC FILE NUMBER
                                                  0-11372
                   NOTIFICATION OF LATE FILING
                                                  CUSIP NUMBER
                                                  171569205

(Check One):   / /Form 10-K   / /Form 20-F   / /Form 11-K
/x/Form 10-Q   / /Form N-SAR

          For Period Ended:December 31, 1995
          /   / Transition Report on Form 10-K
          /   / Transition Report on Form 20-F
          /   / Transition Report on Form 11-K
          /   / Transition Report on Form 10-Q
          /   / Transition Report on Form N-SAR
          For the Transition Period Ended:____________________

  Read Instruction (on back page) Before Preparing Form. Please
                         Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_________________________________________________________________

PART I - REGISTRANT INFORMATION

Churchill Technology Inc.
Full Name of Registrant

_________________________________________________________________
Former Name if Applicable

181 Cooper Avenue
Address of Principal Executive Office (Street and Number)

  Tonawanda, New York 14150
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    (a) The reasons described in reasonable detail in part III of this form could not be eliminated without unreasonable effort or expense;

    (b)  The subject annual report, semi-annual report,
/X/       transition report on Form 10-K, Form 20-F, 11-K or Form
N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-
F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Company experienced significant difficulties in attempting to file the its Form 10-QSB for the period ended
     December 31, 1995 due to its reduced staff.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Bertha Mitchell               (716)                874-8696
      (Name)               (Area Code)         (Telephone Number)



(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
     If answer is no, identify report(s).    /X/Yes    / / No

     ____________________________________________________________

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be
     included in the subject report or portion thereof?
     // Yes    /X / No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                    Churchill Technology Inc.
          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date February 14, 1995               By:
                                        Bertha Mitchell